Exhibit 2.2

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”), is made and entered into as of June 19, 2013, by and among NRC US Holding Company, LLC, a Delaware limited liability company (“Parent”), NRC Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), OP-TECH Environmental Services, Inc., a Delaware corporation (the “Company”), and each of the individuals or entities listed on a signature page hereto (each a “Stockholder”).

WHEREAS, each Stockholder beneficially owns (a) the shares of common stock, par value $0.01 per share (each, a “Share”), of the Company and (b) the Company Convertible Notes convertible into Shares, in each case as set forth opposite such Stockholder’s name on Schedule A (all such Shares set forth on Schedule A hereto, including Shares issuable upon conversion of the Company Convertible Notes, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement being referred to herein, with respect to the applicable Stockholder, as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among Parent, Merger Sub and the Company, Parent and Merger Sub have required that each Stockholder enter into this Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares) has agreed to enter into this Agreement;

WHEREAS, the Stockholder identified on Schedule B hereto (the “Warrantholder”) is the sole beneficial owner of the Company Warrant set forth on Schedule B hereto; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I.
AGREEMENT TO TENDER

Section 1.01        Agreement to Tender; Agreement to Purchase; Conversion of Company Convertible Notes; Treatment of Company Stock Options and Company Warrant.

(a)    Unless this Agreement shall have been terminated in accordance with its terms, each Stockholder shall validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer. No later than five Business Days prior to the initial Expiration Date, (i) each Stockholder and the Company shall take all action necessary to cause such Stockholder’s Company Convertible Notes to be converted into Shares, effective as of immediately prior to the initial Expiration Date provided that Parent and Merger Sub have certified to the Stockholders that, as of the date of such certification, (A) the Offer Conditions set forth in clauses (b), (c), (f) and (h) of Annex A of the Merger Agreement have been satisfied, (B) neither Parent nor Merger Sub has actual knowledge that the Offer Conditions set forth in clauses (a), (d), (e) and (g) of Annex A of the Merger Agreement will not be satisfied as of the Acceptance Time, and (C) subject to satisfaction of the Offer Conditions, Parent and Merger Sub are ready, willing and able to consummate the Offer in accordance with its terms, and (ii) each Stockholder shall (A) deliver to the depositary designated in the Offer (the “Depositary”) (I) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (II) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Subject Shares represented by book entry or such documentation as shall be satisfactory to the Depositary evidencing the conversion of the Company Convertible Notes, and (III) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (B) instruct its broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Stockholder agrees that, once its Subject Shares are tendered, such Stockholder (i) shall promptly notify Parent that such Subject Shares have been tendered and (ii) will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated by Merger Sub in accordance with the terms of the Merger Agreement or (B) this Agreement shall have been terminated in accordance with its terms. The obligations of each Stockholder under this Section 1.01 are several and not joint with any other Stockholder.

(b)   Unless this Agreement shall have been terminated in accordance with its terms, and upon the terms of the Offer and subject to the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, promptly after the Acceptance Time, accept for payment and pay for all Shares validly tendered pursuant to this Agreement and not properly withdrawn prior to the Expiration Date.

Section 1.02        Company Stock Options. Until the earlier of (a) termination of this Agreement in accordance with its terms and (b) the Effective Time, no Stockholder shall not exercise, in whole or in part, any Company Stock Option unless the exercise price per Share of such Company Stock Option is less than the Offer Price. Each Stockholder acknowledges and agrees that in accordance with the provisions of the Merger Agreement, if the exercise price per Share of any such Company Stock Option is (a) equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (b) less than the Merger Consideration, such Company Stock Option shall be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, an amount in cash (without interest, and net of any Taxes withheld) equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share payable under such Company Stock Option multiplied by (ii) the number of Shares subject to such Company Stock Option. Each Shareholder who is a holder of Company Stock Options acknowledges and agrees that as of the Effective Time, he, she or it shall have no further rights in respect of any Company Stock Option other than the right to receive payment, therefore, if any, provided on account thereof in the Merger Agreement.

Section 1.03        Company Warrant. Until the earlier of (a) termination of this Agreement in accordance with its terms and (b) the Effective Time, the Warrantholder shall not exercise, in whole or in part, the Company Warrant. The Warrantholder acknowledges and agrees that in accordance with the provisions of the Merger Agreement, if the exercise price per Share of the Company Warrant is (a) equal to or greater than the Merger Consideration, the Company Warrant shall be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (b) less than the Merger Consideration, the Company Warrant shall be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, an amount in cash (without interest, and net of any Taxes withheld) equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share payable under the Company Warrant multiplied by (ii) the number of Shares subject to the Company Warrant. The Warrantholder acknowledges and agrees that as of the Effective Time, the Warrantholder shall have no further rights in respect of the Company Warrant other than the right to receive payment, therefore, if any, provided on account thereof in the Merger Agreement.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent and Merger Sub as to itself, severally and not jointly, that:

Section 2.01        Authorization; Binding Agreement. The consummation of the transactions contemplated hereby are within such Stockholder’s personal, corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Stockholder. Such Stockholder signing this Agreement has full power and authority to execute, deliver and perform this Agreement.

Section 2.02        Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any organizational documents of such Stockholder, (b) violate any Law applicable to such Stockholder, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any Law or any provision of any agreement or other instrument binding on such Stockholder or (d) result in the imposition of any Lien on any asset of such Stockholder, in the case of each of clauses (b) through (d) such as would impair or adversely affect such Stockholder’s ability to perform his, her or its obligations hereunder.

Section 2.03        Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of his, her or its Subject Shares and, as of the date of Merger Sub’s acceptance of the shares of Company Common Stock in the Offer, such Subject Shares will be free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act. The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock beneficially owned by such Stockholder. Such Stockholder has no other rights to acquire any additional shares of Company Common Stock, except as described on Schedule A or, in the case of the Warrantholder, the Company Warrant.

Section 2.04        Ownership of Company Convertible Notes; Total Company Convertible Notes. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of his, her or its Company Convertible Notes with an aggregate principal amount as set forth opposite such Stockholder’s name on Schedule A. The principal amount of Company Convertible Notes set forth on Schedule A opposite such Stockholder’s name constitutes the entire amount of Company Convertible Notes beneficially owned by such Stockholder. The Company Convertible Notes held by such stockholder are convertible into the number of Shares set forth on Schedule A opposite such Stockholders’ name.

Section 2.05        Ownership of Company Warrant. The Warrantholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Company Warrant.

Section 2.06        Voting Power. Except as set forth on Schedule A, such Stockholder has full voting power, with respect to its Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Subject Shares. None of such Stockholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

Section 2.07        Absence of Litigation. With respect to such Stockholder, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder or any of its or his properties or assets (including such Stockholder’s Subject Shares) that could reasonably be expected to impair the ability of such Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.08        Accuracy of Company Representations. Such Stockholder has no actual knowledge, without inquiry of any kind, that any of the representations and warranties of the Company set forth in the Merger Agreement are untrue or inaccurate in any material respect. The representation and warranty in this Section 2.08 shall terminate on the Expiration Date.

Section 2.09        Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his or its own choosing. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 2.10        Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder in his capacity as such.

ARTICLE III.
ADDITIONAL COVENANTS

Each Stockholder hereby covenants and agrees as to itself, severally and not jointly, that:

Section 3.01        Voting of Subject Shares. At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, such Stockholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (a) in favor of (i) approval and adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, and (ii) approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held, (b) against (i) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (iii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement, or (iv) any action, proposal, transaction or agreement that would reasonably be expected to result in (A) a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement or (B) the failure of any Offer Condition to be satisfied, and (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate in order to effectuate the foregoing.

Section 3.02        Irrevocable Proxies. Such Stockholder, revoking (or causing to be revoked) any proxies that he or it has heretofore granted, hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (a) attend any and all stockholder meetings of the Company with respect to the matters set forth in Section 3.01; (b) vote, express consent or dissent or issue instructions to the record holder to vote, express consent or dissent with respect to such Stockholder’s Subject Shares in accordance with the provisions of Section 3.01 at any such meeting; and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 3.01, all written consents with respect to the Subject Shares. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder) and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.02. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3.02 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 3.01. The irrevocable proxy set forth in this Section 3.02 is executed and intended to be irrevocable, subject, however, to automatic termination upon the termination of this Agreement pursuant to Section 4.02. Parent covenants and agrees with each Stockholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 3.01.

Section 3.03        No Encumbrance, Disposition, Inconsistent Arrangements or Solicitation. Except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien on any such Subject Shares, the Company Convertible Notes, Company Stock Options or the Company Warrant, (b) transfer or enter into any contract with respect to any transfer of such Subject Shares, the Company Convertible Notes, Company Stock Options or the Company Warrant, or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, the Company Convertible Notes, Company Stock Options or the Company Warrant, (d) deposit or permit the deposit of such Subject Shares, the Company Convertible Notes, Company Stock Options or the Company Warrant, into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, the Company Convertible Notes, Company Stock Options or the Company Warrant, as the case may be, or (e) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect. Without limiting the foregoing, such Stockholder (a) also agrees not to engage in any transaction with respect to any of the Subject Shares, the Company Convertible Notes, Company Stock Options or the Company Warrant with the primary purpose of depriving Parent and Merger Sub of the intended benefits of this Agreement and (b) undertakes that, in his, her or its capacity as a stockholder of the Company, such Stockholder shall not, and shall cause his, her or its Affiliates or Representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal.

Section 3.04        No Exercise of Appraisal Rights. Such Stockholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of his, her or its Subject Shares that may arise with respect to the Transactions, including the Merger.

Section 3.05        Documentation and Information. Such Stockholder (a) consents to and authorizes the publication and disclosure by Parent of its identity and holding of Subject Shares, the Company Convertible Notes, Company Stock Options and the Company Warrant, the nature of its commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case that Parent reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents, the Proxy/Information Statement or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (b) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Parent will consult, to the extent practicable, with counsel to the Stockholders concerning the disclosure referred to in clause (a) of the preceding sentence. Such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 3.06        Notices of Certain Events; Further Action. Such Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Article II. If any further action is necessary or desirable to carry out the purposes of this Agreement, such Stockholder shall take all such action reasonably requested by Parent.

Section 3.07        Street Name Subject Shares. Such Stockholder shall deliver a letter to each financial intermediary or other Person through which such Stockholder holds Subject Shares that informs such Person of such Stockholder’s obligations under this Agreement and that informs such Person that such Person may not act in disregard of such obligations without the prior written consent of Parent.

Section 3.08        Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the terms “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

Section 3.09        Release.

(a)    Such Stockholder, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges, as of the Acceptance Time, the Company, each Company Subsidiary, Parent, each subsidiary of Parent and each of the Affiliates (as such Affiliates are constituted after the Acceptance Time), successors, directors, officers, employees and agents of the Company, each Company Subsidiary, Parent and each subsidiary of Parent from any and all claims, causes of action, obligations, debts and liabilities of every kind and character whatsoever, whether based on any foreign, federal or state law or right of action, at law, or in equity or otherwise, known or unknown, foreseen or unforeseen, matured or unmatured, absolute or contingent, accrued or not accrued, which such Stockholder, or any of its Affiliates (as constituted prior to the Acceptance Time) now has or may hereafter have in connection with, arising out of, or which in any way relate to any acts, omissions, events, occurrences, status or other circumstances occurring or existing prior to the Acceptance Time; provided, however, that nothing herein shall operate to release or discharge (i) the rights or obligations of any Person under the Merger Agreement or any written agreement, including this Agreement, entered into by such Stockholder or any of its Affiliates (as constituted prior to the Acceptance Time), on the one hand, and Parent or any of its Affiliates (as constituted prior to the Acceptance Time), on the other hand, in connection with the Merger Agreement or the transactions contemplated thereby, (ii) any of the rights such Stockholder may have as an employee of the Company to compensation or benefits, or (iii) any rights to indemnification such Stockholder may have under the Company’s governing documents, under applicable law or any officers’ and directors’ liability insurance policies purchased by the Company.

(b)   Each of Parent and Merger Sub, hereby irrevocably releases and forever discharges, as of the Acceptance Time, each Stockholder and each of its Affiliates from any and all claims, causes of action, obligations, debts and liabilities of every kind and character whatsoever, based on or arising under any failure to timely file or cause to be timely filed any reports required to be filed under the Exchange Act, whether known or unknown, foreseen or unforeseen, matured or unmatured, absolute or contingent, accrued or not accrued, which Parent, Merger Sub or any of their respective Affiliates (as constituted prior to the Acceptance Time but including Company) now has or may hereafter have in connection with, arising out of, or which in any way relate to any acts, omissions, events, occurrences, status or other circumstances occurring or existing prior to the Acceptance Time.

ARTICLE IV.
MISCELLANEOUS

Section 4.01        Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to Parent, Merger Sub or the Company, in accordance with the provisions of the Merger Agreement and (b) if to a Stockholder, to his, her or its address set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 4.02        Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. Notwithstanding the foregoing, nothing set forth in this Section 4.02 shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

Section 4.03        Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.04        Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.05        Binding Effect; Benefit. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

Section 4.06        Governing Law; Venue; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)    EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OR CONCERNING THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

Section 4.07        Counterparts; Effectiveness. This Agreement may be executed and delivered (including by facsimile, “.pdf” or other form of electronic transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Once signed, this Agreement may be delivered by facsimile or “.pdf” format, and any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile or “.pdf”) is considered an original.

Section 4.08        Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned, whether pursuant to a merger, by operation of law or otherwise; provided that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement, without consent, to (a) any of its Subsidiaries or Affiliates, (b) any lender of Parent or its Affiliates; provided, further, that no such assignment or transfer shall relieve Merger Sub or Parent of its obligations or agreements hereunder.

Section 4.09        Severability. If any provision of this Agreement, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 4.10        Specific Performance. The parties hereto agree that each of Parent and Merger Sub would be irreparably damaged if for any reason any Stockholder fails to perform any of its obligations under this Agreement and that each of Parent and Merger Sub would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Merger Sub shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 4.11        Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.12        No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 4.13        Further Assurances. Parent and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

Section 4.14        Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article”, “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

Section 4.15        Stockholder Capacity. Notwithstanding anything herein to the contrary, nothing set forth herein shall restrict any officer or director of the Company in the exercise of his or her fiduciary duties as an officer or director of the Company, but such officer or director shall take no action that would cause the Company to breach the Merger Agreement or any agreements contemplated thereby.

[SIGNATURE PAGE FOLLOWS]

The parties are executing this Agreement on the date set forth in the introductory clause.

NRC US HOLDING COMPANY, LLC

By: /s/ Steven Candito

Name: Steven Candito

Title: President, CEO and Treasurer

NRC MERGER SUB, INC.

By: /s/ C. Alexander Harman

Name: C. Alexander Harman

Title: President

OP-TECH ENVIRONMENTAL SERVICES, INC.

By: /s/ Charles Morgan

Name: Charles Morgan

Title: Chief Executive Officer

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

/s/ Robert Berger

Name: Robert Berger

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

EQUITY TRUST COMPANY, Custodian FBO: Kevin Eldred

By: /s/ Kevin Eldred

Name: Kevin Eldred

Title:

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

/s/ Kevin Eldred

Name: Kevin Eldred

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

/s/ William Hunter

Name: William Hunter

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

/s/ George Lee

Name: George Lee

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

LEXDALE PARTNERS, LLC

By: /s/ Louraine DiPaolo

Name: Louraine DiPaolo

Title: Managing Member

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

/s/ Richard Messina

Name: Richard Messina

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

/s/ James Moore

Name: James Moore

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

/s/ Charles Morgan

Name: Charles Morgan

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

/s/ Harold Piger

Name: Harold Piger

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

/s/ Steve Sanders

Name: Steve Sanders

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

SUMMIT CAPITAL ASSOCIATES, INC.

By: /s/ Richard Messina

Name: Richard Messina

Title: President

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

BENCHMARK PELINORE GROUP

By: /s/ Richard Messina

Name: Richard Messina

Title: President

[Signature Page to OP-TECH Tender And Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

SCA RETIREMENT PLAN

By: /s/ Richard Messina

Name: Richard Messina

Title: President

[Signature Page to OP-TECH Tender And Support Agreement]

SCHEDULE A

Name	Issued Shares	Face Amount of Company Convertible Notes	Number of Shares of Company Common Stock Issuable Upon Conversion of Company Convertible Notes Assuming July 29, 2013 Expiration Date	Total Number of Subject Shares
Robert Berger	1,258,332	500,000	11,870,137	13,128,469
Equity Trust Company, Custodian FBO: Kevin Eldred	-	38,100	873,168	873,168
Kevin Eldred	835,000	61,500	1,409,445	2,244,445
William Hunter	-	12,000	288,219	288,219
George Lee	279,999	125,000	2,972,945	3,252,944
Lexdale Partners	1,666,666	278,400	6,380,318	8,046,984
Richard Messina	864,053	625,000	14,868,151	15,732,204
James Moore	51,000	10,000	229,543	280,543
Charles Morgan	129,998	300,000	7,179,863	7,309,861
Harold Piger	10,000	20,000	480,274	490,274
Steve Sanders	65,218	30,000	718,767	783,985
Benchmark Pelinore Group	100,000	-	-	100,000
SCA Retirement Plan	605,167	-	-	605,167
Summit Capital Associates, Inc.	-	-	-	-
TOTAL	5,865,433	2,000,000	47,270,830	53,136,263

SCHEDULE B

Company Warrants

Warrantholder	Warrant Date	Number of Shares Available	Exercise Price
Summit Capital Associates, Inc.	May 15, 2002	480,000	$0.066 per share